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                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is made and entered into as of the 27th day of January, 2003, by and between Video Network
Communications, Inc., a Delaware corporation ("Purchaser"), and Williams Communications, LLC, a Delaware limited liability company ("WCLLC"), and Williams Communications Procurement, LP, a Delaware limited partnership (each, a "Seller" and collectively, "Sellers").

                                    Recitals

     A. Purchaser desires to acquire from Sellers, and Sellers desires to sell to Purchaser, certain equipment and other assets as provided in Section 1.1 used by WCLLC in its webcasting business, which business includes, among other things, the production and distribution of multi-media presentation materials using streaming media technology (the "Webcasting Business").

     B. Purchaser and Sellers (the "Parties") desire to evidence their agreement to the terms and conditions of the purchase and sale of said equipment and assets as set forth in this Agreement.

     In consideration of the recitals and the representations, warranties and covenants set forth in this Agreement, the Parties hereby agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

     1.1 Assets. At the Closing (as hereinafter defined), upon the terms and subject to the conditions contained herein, Sellers shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from Sellers, all assets and properties (whether personal or mixed or tangible or intangible) necessary to conduct the Webcasting Business, including, without limitation, the following equipment, software, contracts, intellectual property and other personal property relating to the Webcasting Business, including but not limited to all of the equipment presently located at 100 William Street, New York, NY, as well as certain other equipment to be transferred from WCLLC's facility at Oklahoma City, Oklahoma (collectively, the "Assets"):

          (a) the equipment listed in Schedule 1.1(a) (the "Equipment");

          (b) the software listed in Schedule 1.1(b) (the "Licensed Software") subject to the license agreements applicable thereto (the "Software Licenses");




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          (c) the patents, trademarks, copyrights, trade names, mask works, servicemarks, service names, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data (including all intellectual property relating to work in process), computer software programs and other intangible property and any applications for the same, but excluding the Licensed Software, (the "Intellectual Property"), in each case owned or licensed by Sellers or any affiliate of Sellers and used or held for use in the Webcasting Business (the "Business Intellectual Property"), including, without limitation, those intellectual property rights listed in
Schedule 1.1(c);

          (d) all user manuals, training materials, technical specifications and other documentation in Sellers' possession with respect to the Equipment and the Licensed Software to the extent Sellers have the right to transfer the same to Purchaser;

          (e) the real property lease listed in Schedule 1.1(e) (the "Real Property Lease");

          (f) the customer contracts listed in Schedule 1.1(f) (the "Customer Contracts");

          (g) all goodwill associated with the Webcasting Business or the Assets, together with the right to represent to third parties that Purchaser is the successor to the Webcasting Business;

          (h) all of Sellers' rights, claims, credits, causes of action or rights of set-off against third parties relating to the Assets, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties and all rights under the Real Property Lease and the Customer Contracts;

          (i) all furniture, fixtures, machinery, equipment and other personal property located at 100 Williams Street, New York, New York; and

          (j) all credits, prepaid expenses, deposits and retentions held by third parties and that relate to the Webcasting Business, including, without limitation, those held by third parties under the Customer Contracts.

Notwithstanding the foregoing, the Assets to be sold, assigned, transferred, conveyed, and delivered to Purchaser pursuant to this Agreement shall exclude, and Sellers shall retain, the equipment listed in Schedule 1.1(a)(ii) (the "Excluded Assets").

     1.2 Purchase Price. In consideration for the purchase of the Assets and subject to the terms and conditions set forth herein, at the Closing Purchaser shall pay to Sellers $750,000 (the "Purchase Price"). Payment of the Purchase Price shall be made by wire transfer to an account designated in writing by Sellers. Sellers and Purchaser agree that as soon as reasonably practicable after the Closing, and prior to the filing of any Tax Return which includes information related to the transactions contemplated by this Agreement, the Purchase Price and the Assumed Liabilities (as defined below) shall be allocated among the Assets and the covenant not to compete set forth in Section 4.12 hereof in accordance with an allocation schedule (the "Purchase Price Allocation Schedule") proposed by Purchaser and reasonably acceptable to Sellers, which shall be prepared in a manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable law and delivered by Purchaser to


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Sellers at least thirty (30) days after the Closing. Each Seller and Purchaser shall prepare mutually acceptable and substantially identical initial and supplemental IRS Forms 8594 "Asset Acquisition Statements Under Section 1060" consistent with the Purchase Price Allocation Schedule which the Parties shall use to report the transactions contemplated by this Agreement to the applicable Tax authorities.

     1.3 Delivery of Assets. Title to and possession of the Assets shall be delivered and transferred by Sellers to Purchaser at the Closing in accordance with the terms of this Agreement.

     1.4 Assumption of Liabilities; Excluded Liabilities. At the Closing, upon the terms and subject to the conditions contained herein, Purchaser shall assume, and agree to be responsible for and comply with, the following (collectively, the "Assumed Liabilities"): all of Sellers' duties, obligations and liabilities arising after the Closing Date (as hereinafter defined) under the Software Licenses, the Real Property Lease, the Customer Contracts and the contracts listed on Schedule 1.4 (collectively, the "Assigned Contracts") and the liabilities and obligations of Purchaser as set forth in Sections 4.5 and
4.7. Other than the Assumed Liabilities, Purchaser does not and will not assume, and hereby expressly disclaims any assumption of, any duties, debts, liabilities or obligations (absolute or contingent) of any kind of Sellers (or any predecessor of Sellers or any prior owner of all or part of the Webcasting Business and the Assets) of whatever nature, whether presently in existence or arising hereafter, including but not limited to (collectively, the "Excluded Liabilities"): (a) all of Sellers' duties, debts, obligations and liabilities arising on or prior to the Closing Date; (b) all liabilities and obligations for accounts payable arising on or prior to the Closing Date; (c) all liabilities and obligations relating to indebtedness for borrowed money; (d) all liabilities and obligations of Sellers for any Taxes (as defined in Section 3.1(k)(vii)), including, without limitation, any liability of Sellers for the Taxes of any other person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise and any Taxes which may arise out of or be assessable in respect of the transactions contemplated by this Agreement, other than any such liabilities and obligations for Taxes that Purchaser is liable pursuant to
Section 4.5; (e) all liabilities and obligations arising out of, relating to or otherwise in connection with any actual or threatened claims or litigation with respect to the operation of the Webcasting Business or any events, actions, occurrences, omissions, circumstances or conditions occurring or existing on or prior to the Closing Date (whether asserted prior to, on or after the Closing
Date), including, without limitation, any such liabilities or obligations relating to any products sold or services rendered by Sellers prior to the date hereof; (f) all liabilities and obligations of any kind in respect of any past or present stockholders, directors, officers, employees or consultants of Sellers or the Webcasting Business, whether under any contract or agreement, pursuant to any pension plan or employee benefit or welfare plan, or otherwise, including, without limitation, any employment, severance, retention, equity or other incentive agreements and arrangements (except for severance obligations specifically assumed under Section 4.7(c) hereof), any and all liabilities with respect to claims against Sellers, Purchaser, and the affiliates, directors, owners and agents of each, which may arise as a result of such employees', stockholders', directors', officers' or consultants' employment, consultancy, or other relationship with Sellers, or the termination thereof, and all liabilities relating to or arising in connection with the requirements of Section 4980B of the Code, or Part 6 of Title I, Subtitle B of


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the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to provide continuation of health care coverage under any employee welfare benefit plan; (g) all liabilities and obligations relating to the Excluded Assets; (h) all liabilities and obligations (including, without limitation, attorneys' and expert witness fees) resulting from the litigation disclosed on Schedule 3.1(h) as provided in Section 6.4; and (i) any other liabilities and obligations of or relating to Sellers in any manner whatsoever.

     1.5 Letter of Credit. Purchaser shall provide a security deposit or post a letter of credit as such is required by the landlord under the terms of the Real Property Lease; provided that (i) the landlord under the Real Property Lease has consented in writing, in form and substance reasonably satisfactory to Purchaser, to the assignment of the Real Property Lease to Purchaser and (ii) all the closing conditions set forth in Article V have been satisfied or waived.

                                   ARTICLE II
                                     CLOSING

     2.1 Closing. The consummation of the purchase and sale of the Assets contemplated hereby (the "Closing") will take place at the offices of Sellers in Tulsa, Oklahoma, at 10:00 a.m. (local time), on January 31, 2003, or at such other time and place as the Parties may mutually agree (the "Closing Date").

     2.2 Closing Obligations. At the Closing, subject to the conditions set forth herein, (a) each Party shall execute and deliver to the other Party a Bill of Sale and Assignment and Assumption of Liabilities substantially in the form of Exhibit A and such instruments of assignment, conveyance and transfer (including, without limitation, an assignment agreement covering trademarks and other intellectual property transferred to Purchaser) as shall reasonably be requested by Purchaser to effect or evidence the sale, assignment, conveyance, transfer and delivery of the Assets to Purchaser, in each case in form and substance reasonably satisfactory to Purchaser, (b) Purchaser shall deliver the Purchase Price in accordance with Section 1.2, and (c) each Party shall execute and deliver to the other Party a Transition Services Agreement, a Telecommunications Services Agreement, and a Webcasting Services Agreement substantially in the form of Exhibits B, C and D (collectively, the "Services Agreements") and all other instruments, agreements, certificates and documents required to be delivered by such Party at or prior to the Closing Date pursuant to this Agreement.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of Sellers. Each Seller jointly and severally represents and warrants to Purchaser as follows:

          (a) Organization. Each Seller is a limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, lease and operate its properties, to conduct the Webcasting Business as it is presently being conducted, and to enter into and perform its obligations under this Agreement. Each Seller is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary,


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except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means any event (or events in the aggregate) which has had, or could reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), operations, properties or results of operations of the Webcasting Business or the Assets.

          (b) Authority. Each Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Sellers have been duly authorized by all necessary company action, and no further company action is necessary on the part of either Seller for Sellers to execute and deliver this Agreement and to consummate and perform Sellers' obligations hereunder.

          (c) Validity and Binding Effect; Noncontravention. This Agreement has been duly executed and delivered on behalf of each Seller and constitutes the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity. Neither the execution and delivery by Sellers, nor the consummation or performance by Sellers of any of the transactions to be consummated or performed by it under this Agreement, will directly or indirectly (with or without notice or lapse of time): (i) violate or constitute a breach of any provision of Sellers' limited liability company agreement, limited partnership agreement or other applicable organization document; (ii) constitute a violation by Sellers of any applicable judgment, law, statute, ordinance, regulation, code, rule or order of any governmental authority (collectively, "Laws"); (iii) conflict with, give rise to a right of acceleration or termination under, result in any payment or benefit becoming due thereunder, result in the increase of any payment or benefit due thereunder, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract (as hereinafter defined), note, indenture, agreement, lease or other instrument directly relating to the Webcasting Business or the Assets, or (iv) result in the creation or imposition of any Lien (as hereinafter defined) upon the Assets.

          (d) Title to Properties; Absence of Liens; Condition and Sufficiency of Assets.

          (i) WCLLC has a valid leasehold interest in the real property relating to the Real Property Lease. At the Closing Sellers will transfer and convey to Purchaser good and marketable title to, or a valid leasehold interest in, all of the Assets, free and clear of all liens, pledges, claims, security interests and encumbrances of every kind and nature (collectively, "Liens"). It is acknowledged that Sellers will be required to satisfy and remove any Liens and purchase any Assets covered by leases at or prior to the Closing.

          (ii) The Assets constitute all the rights, properties, assets and resources necessary for Purchaser to conduct the Webcasting Business in substantially the same manner as conducted by Sellers as of the date hereof and as of the Closing Date.

          (iii) All of the Assets are adequately maintained and are in satisfactory operating condition and repair and free from any material defects, reasonable wear and tear excepted, and


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are suitable for the uses for which they are being used and are performing the functions for which they were intended.

          (iv) EXCEPT AS MAY BE EXPRESSLY STATED IN THIS AGREEMENT, THE ASSETS ARE BEING SOLD WITHOUT WARRANTY, EXPRESS OR IMPLIED, REGARDING TITLE TO THE ASSETS, INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES BY THE ASSETS, OR THE OPERATION, FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY OF THE ASSETS, AND PURCHASER IS BUYING THE ASSETS IN AN "AS IS" CONDITION AND, WITH RESPECT TO THE ASSETS LOCATED AT 100 WILLIAM STREET, NEW YORK, NEW YORK, ON A "WHERE IS" BASIS.

          (e) Intellectual Property. Schedule 3.1(e) sets forth: (i) all trademark, trade name, service mark, copyright, patent and domain name registrations and applications for registration that are included in the Business Intellectual Property; and (ii) all material Intellectual Property license agreements to which Sellers are a party which relate to the Webcasting Business. Except as shown on Schedule 3.1(e), WCLLC solely owns all right, title and interest in and to, or has valid license to use, free and clear of any Liens, all of the Intellectual Property used or held for use in the Webcasting Business in the manner required for the normal operation of the Webcasting Business; Purchaser and Seller agree to cooperate to determine the required number of licenses required by the Purchaser to operate the Webcasting Business as intended by the Purchaser and the extent to which Purchaser has licenses that will cover any of the Licensed Software for which a license is not being transferred. Except as set forth in Schedule 3.1(e), neither the validity nor the enforceability of any item of the Business Intellectual Property, nor the title or rights to use thereof of Sellers or any affiliate thereof, are being challenged in any litigation to which Sellers or any affiliate thereof is a party, nor to the knowledge of Sellers, is any such litigation threatened against Sellers or any affiliate thereof or threatened or pending against any other person. To the knowledge of Sellers, no person is infringing upon, misappropriating or violating any of the Business Intellectual Property, nor is any person threatening actions that would infringe upon, misappropriate or violate any of the Business Intellectual Property. Except as set forth in
Schedule 3.1(e), to the knowledge of Sellers, neither the conduct of the Webcasting Business, nor the use of any Business Intellectual Property, infringes upon, misappropriates or violates the Intellectual Property or other property rights of any other person, and none of Sellers or any affiliate thereof has received any written notice of any claim or other assertion by any other person with respect to any of the foregoing. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will alter or impair any Business Intellectual Property or any rights associated with such Business Intellectual Property. Sellers are in material compliance with all Contracts entered into with other persons with respect to the Business Intellectual Property. Each of the Sellers and any applicable affiliate thereof has taken all commercially reasonable steps (including measures to protect secrecy and confidentiality) to protect its right, title and interest in and to all the Business Intellectual Property, including, without limitation, by assuring that (i) each person who has access to confidential or proprietary information of the Webcasting Business has a contractual or legal obligation of confidentiality to such Seller with respect to such information; and (ii) each employee and independent contractor of such Seller or the Webcasting Business involved in the invention, creation, reduction to practice or other development of any Business Intellectual Property has a contractual or legal obligation to such Seller to transfer to such Seller, for no


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additional consideration, all right, title and interest in and to any inventions and authored works (including computer code), whether or not patentable, copyrightable or otherwise protectable under the Law, made during the course of their employment and/or contractual relationship with such Seller or the Webcasting Business.

          (f) Absence of Certain Changes or Events. Except as set forth on
Schedule 3.1(f), since October 31, 2002, Sellers have (i) used commercially reasonable efforts to (x) preserve the business organization of the Webcasting Business intact, (y) keep available to the Webcasting Business the services of all Employees (as defined herein) and (z) preserve the goodwill of the suppliers, customers, employees and others having business relations with the Webcasting Business; (ii) conducted the Webcasting Business in the ordinary course; (iii) continued to make payments with respect to obligations of the Webcasting Business in the ordinary course in accordance with past practice; and
(iv) maintained its Assets and properties in at least as good order and condition as existed on October 31, 2002 (other than wear and tear as may be accounted for by reasonable use) and as is necessary to continue to conduct the Webcasting Business. Since October 31, 2002, there has not been, individually or in the aggregate, a Material Adverse Effect.

          (g) Compliance with Law. Sellers have complied, and are in compliance, with: (a) all applicable Laws and (b) any judgment, injunction, order or decree relating to the Assets or the business or operations of the Webcasting Business. Sellers have not received any written notice from any governmental authority or any other third party that Sellers or any subsidiary thereof are not currently in compliance with any applicable Laws or any judgments, injunctions, orders or decrees related to the Assets or the Webcasting Business.

          (h) Litigation. Except as set forth on Schedule 3.1(h), there is no pending or, to the knowledge of Sellers, threatened litigation, arbitration, administrative proceeding or other legal action, investigation or proceeding against Sellers relating to the Webcasting Business or any Asset. Sellers are not aware of any event, cause or condition which might reasonably give rise to or properly form the basis of any such suit, action, investigation, arbitration or proceeding.

          (i) No Other Liabilities or Contingencies. Except as set forth on
Schedule 3.1(i), there exists no liabilities, obligations or commitments of any nature (whether direct or indirect, known or unknown, absolute or contingent, liquidated or nonliquidated, due or to become due, accrued or unaccrued, matured or unmatured), of Sellers that relates to the Assets or the Webcasting Business, except the Assumed Liabilities (none of which (i) relates to (A) breach of a contract to which Sellers are a party, (B) breach of warranty, (C) tort, (D) infringement of Intellectual Property or other property rights or (E) violation of any Laws or any judgment, injunction, order or decree or (ii) has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect) and the Excluded Liabilities.

          (j) Consents and Approvals. Except as set forth on Schedule 3.1(j), no consent, waiver, agreement, approval, or authorization of, or declaration, filing, notice or registration to or with, any governmental authority or other person or entity is (i) required for the execution, delivery and performance by Sellers of this Agreement, (ii) necessary in order to ensure the legality, validity, binding effect or enforceability against Sellers of this Agreement or any document, certificate, instrument and agreement to be delivered at the Closing or the


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consummation of the transactions contemplated hereby or thereby or (iii)
necessary in order that the Webcasting Business be conducted following the Closing Date substantially in the same manner as the Webcasting Business is conducted as of the date hereof and as of the Closing Date.

          (k) Tax Matters.

          (i) Each Seller, its subsidiaries, each member of any affiliated group of corporations, within the meaning of Section 1504 of the Code, which any Seller or their subsidiaries is or has been a member, and each member of any group of corporations with respect to which any Seller or their subsidiaries files or has filed a combined or unitary tax return (each such entity, a "Taxpayer") has timely filed with the appropriate taxing authorities all tax returns required to be filed through the date hereof and will timely file any such tax returns required to be filed on or prior to the Closing Date. Such tax returns are true, complete and accurate in all material respects. No claim has ever been made by a taxing authority in a jurisdiction where a Taxpayer does not file tax returns that such entity is or may be subject to taxation by that jurisdiction.

          (ii) All Taxes due and payable for which any Taxpayer is liable have been paid in full. All Taxes required to be withheld by any Taxpayer have been collected and withheld and have been timely paid to the respective governmental agencies.

          (iii) No deficiencies for Taxes have been claimed, proposed or assessed by any taxing authority against any Taxpayer and there are no pending audits, examinations or other proceedings in respect of any Taxes. No extension or waiver of a statute of limitations relating to Taxes is in effect with respect to any Taxpayer.

          (iv) There are no liens for Taxes on any of the Assets, other than liens for current Taxes not yet due and payable.

          (v) None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the Assets is property required to be treated as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the Assets is "tax exempt use property" within the meaning of
Section 168(h) of the Code.

          (vi) Notwithstanding the foregoing, the representations and warranties set forth in Section 3.1(k)(i), Section 3.1(k)(ii) and Section 3.1(k)(iii) hereof shall not be applicable to the extent that the Assets cannot be made subject to Tax liens and Purchaser cannot be held liable for Taxes relating to matters constituting any breach of such representations and warranties.

          (vii) For purposes of this Agreement, "Tax" or "Taxes" shall mean (i) any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise,


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withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; customs' duties, tariffs and similar charges; and any other tax, governmental fee or other like assessment, charge or tax of any kind whatsoever and (ii) liability for the payment of any amounts of the type described in clause (i) relating to any person as a result of being party to an agreement to indemnify such other person, being a successor or transferee of such other person or being a member of the same affiliated group of corporations, within the meaning of Section 1504 of the Code.

          (l) Employee Benefit Plans. Except as provided by Section 4.7, neither the execution and delivery of this Agreement or other related agreements by the Sellers nor the consummation of the transactions contemplated hereby or any related transactions will result in any liability to Purchaser under any "employee benefits plans" as defined in Section 3(3) of ERISA and any other pension, retirement, profit sharing, deferred compensation, bonus, severance, commission, incentive compensation (including cash, stock and option plans or arrangements), life insurance, health and disability insurance, hospitalization and all other employee benefit plans, agreements or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) (whether written or oral) established, maintained or contributed to by Sellers or any ERISA Affiliate, or with respect to which Sellers or any ERISA Affiliate could have liability, in each case with respect to the current or former employees, directors, officers or consultants of the Webcasting Business (the "Employee Benefit Plans"). "ERISA Affiliate" means any entity (whether or not incorporated) which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with Sellers, each as defined in Section 414(b), (c),
(m) or (o) of the Code, or under "common control" with Sellers within the meaning of Section 4001(b)(1) of ERISA.

          (m) Labor Matters. With respect to the Webcasting Business: (i) Sellers are in compliance in all material respects with all Laws relating to the employment of labor, including all such laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act, as amended, collective bargaining, discrimination, civil rights, safety and health workers' compensation and the collection and payment of withholding and/or social security taxes and similar taxes; (ii) none of Sellers or any of its affiliates is a party to any collective bargaining agreement or other contract with or commitment to any labor union or association representing any employee of the Webcasting Business, nor does any labor union or collective bargaining agent represent any such employee; (iii) no collective bargaining agreement, contract or other commitment has been requested by, or is under discussion by management of Sellers or any affiliate thereof (or any management group or association of which any of them are members or otherwise a participant) with, any group of employees of the Webcasting Business or others with respect to such employees, nor are there any representation proceedings or petitions seeking a representation proceeding presently pending against Sellers with the National Labor Relations Board or any labor relations tribunal with respect to the employees of the Webcasting Business, nor are there any other current activities known to Sellers to organize any such employees into a collective bargaining unit; (iv) there is no unfair labor practice charge or complaint pending or, to the knowledge of Sellers, threatened that relates to the Webcasting Business;
(v) during the past three years, there has been no labor strike, slow-down, work stoppage or arbitration involving any of the employees of the Webcasting Business; (vi) Sellers have good labor


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relations and has no knowledge (A) of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on labor relations with respect to the Employees, or (B) that any Employee of the Webcasting Business intends to leave Sellers' employ; and (vii) except as set forth in Schedule 3.1(m), none of the Sellers or any affiliate thereof has any written or unwritten employment agreement or contract between Seller or any affiliate thereof, on the one hand, and any employee, officer, director, consultant or manager of the Webcasting Business, on the other hand.

          (n) Contracts and Commitments.

          (i) Except for the Assigned Contracts and the other contracts, agreements, leases, licenses, commitments, sales and other instruments relating to the Webcasting Business and set forth in Schedule 3.1(n)(i) (collectively, the "Contracts"), Sellers are not a party or bound by any contract, commitment, arrangement or plan relating to the Webcasting Business or any of the Assets. Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of Sellers and is in full force and effect, and neither Sellers nor, to the knowledge of Sellers, any other party thereto is in default or breach in any respect under the terms of any such Contract, nor, to the knowledge of Sellers, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such Contract have been delivered to Purchaser.

          (ii) Except as set forth and described in Schedule 3.1(n)(ii), no Seller is a party to or bound by any contract, commitment, arrangement or plan relating to the Webcasting Business or the Assets that limits the freedom of any Seller to compete in any line of business or with any person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Asset or which would so limit the freedom of Purchaser after the Closing Date.

          (o) Real Property.

          (i) Sellers do not own any real property related to the Webcasting Business.

          (ii) Sellers have delivered or made available to Purchaser a complete and accurate copy of the Real Property Lease. Sellers have not received notice of, or has knowledge of, condemnation or eminent domain proceedings pending or threatened against any Leased Property. Other than for exceptions to the following which are set forth on Schedule 3.1(o)(ii):

               (A) the Real Property Lease is in full force and effect and is valid, binding and enforceable in accordance with its respective terms;

               (B) no amount payable under the Real Property Lease is past due beyond any applicable cure period;

               (C) Sellers are in compliance in all material respects with all covenants, commitments and obligations on their part to be performed or observed under the Real Property Lease and, to Sellers' knowledge, there is no failure by any other party to such Real Property Lease to comply in all respects with all of its commitments and obligations;

               (D) Sellers have not received any written notice of a material default (which has not been cured), offset or counterclaim under any Real Property Lease; and

               (E) Sellers have not subleased, assigned, mortgaged, pledged or otherwise encumbered its interest under the Real Property Lease or entered into any license, sublease or occupancy agreement with respect to any property related to the Real Property Lease, nor have Sellers entered into any agreement or commitment to take any such action.

          (p) Affiliate Transactions. Schedule 3.1(p) sets forth a list of the material products and services provided by or on behalf of each Seller or any of their affiliates in connection with or in support of the operation of the Webcasting Business. Except as set forth on Schedule 3.1(p), none of any Seller or any of their affiliates has entered into any transaction, contract, agreement, arrangement or understanding relating to the Webcasting Business that will continue after the Closing Date other than, in each case, on an arm's length basis.

          (q) Bankruptcy. Upon information and belief of Sellers, the Purchase Price plus the assumption of the Assumed Liabilities being paid in consideration for the sale, assignment, transfer, conveyance and delivery of the Assets constitutes fair consideration and a reasonably equivalent value for the Assets and the Webcasting Business under the Untied States Bankruptcy Code and the Uniform Fraudulent Conveyance Act and will not constitute a fraudulent conveyance within the meaning of such or similar Laws to which Sellers are subject.

          (r) Full Disclosure. The representations and warranties contained in this Section 3.1 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3.1, in light of the circumstances in which made, not misleading.

     3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers as follows:

          (a) Organization of Purchaser. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted.

          (b) Authority. Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary company action, and no further company action is necessary on the part of Purchaser for Purchaser to execute and deliver this Agreement and to consummate and perform its obligations hereunder.

          (c) Validity and Binding Effect; Noncontravention. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity. Neither the execution and delivery by Purchaser, nor the consummation or performance by Purchaser of any of the transactions to be consummated or performed by it under this Agreement, will directly or indirectly (with or without notice or lapse of time): (i) violate or constitute a breach of any provision of Purchaser's organizational documents; (ii) constitute a violation by Purchaser of any applicable Laws, which violation would result in a material adverse effect on the ability of Purchaser to purchase the Assets or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein (a "Purchaser Material Adverse Effect"); or (iii) conflict with, give rise to a right of acceleration or termination under, result in any payment or benefit becoming due thereunder, result in the increase of any payment or benefit due thereunder, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, note, indenture, agreement, lease or other instrument relating to Purchaser, in each case, other than such of the foregoing matters, which, or the absence of which, would not result in a Purchaser Material Adverse Effect.

          (d) Funding. Purchaser has adequate funds available in an amount sufficient to pay the Purchase Price and consummate the transactions contemplated by this Agreement.

     3.3 Brokers' Fees. Each Party represents and warrants to the other Party that it has not incurred any liability for brokerage fees, finder's fees, agent's commissions, or other similar forms of compensation in connection with or in any way related to the transactions contemplated by this Agreement for which such other Party may become liable.

                                   ARTICLE IV
                                    COVENANTS

     4.1 Conduct Prior to the Closing Date. Until the Closing Date, except as set forth on Schedule 4.1, Sellers will continue to conduct the Webcasting Business in the ordinary and usual course consistent with past practice, and has used commercially reasonable efforts to (i) preserve the Assets intact, (ii) keep available to the Webcasting Business the services of all Employees and
(iii) preserve the goodwill of the suppliers, customers, employees and others having business relations with the Webcasting Business. Without limiting the generality of the foregoing, each Seller will not, and will cause its affiliates not to, do or suffer to be done any of the following with respect to the Webcasting Business or the Assets, without the prior written consent of
Purchaser:

          (a) dispose or contract to dispose of, or acquire or contract to acquire any material Asset;

          (b) enter into any transaction, contract, agreement, arrangement or understanding with or for the benefit of any affiliate or any Seller relating to the Webcasting Business or the Assets other than the Services Agreements;

          (c) encumber or subject any of the Assets to any Lien;

          (d) (i) adopt any new Employee Benefit Plan, except as may be required by applicable Law, or amend any existing Employee Benefit Plan in any material respect, except for changes which are less favorable to participants in such plans or as may be required by applicable Law or (ii) increase any compensation of employees of the Webcasting Business, except for (A) normal increases in the ordinary and usual course of business or (B) the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs, or (iii) enter into or amend any employment, severance, termination, non-competition, non-solicitation or confidentiality or similar agreement with any employee of the Webcasting Business;

          (e) fail to keep in satisfactory operating condition and repair all of the Assets, normal wear and tear excepted;

          (f) fail to satisfy the obligations of Sellers under all Contracts, instruments and arrangements relating to the Assets or the Webcasting Business;

          (g) enter into any transaction, contract, agreement, arrangement or understanding relating to the Webcasting Business or the Assets that limits the freedom of any Seller to compete in any line of business or with any person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Asset or which would so limit the freedom of Purchaser after the Closing Date;

          (h) (i) take or agree or commit to take any action that would (A) make any representation or warranty of Sellers contained in this Agreement or any related document untrue or inaccurate in any respect at, or as of any time prior to, the Closing Date or (B) impair or prevent Sellers from consummating the transactions contemplated by this Agreement and any related documents, or (ii) omit or agree or commit to omit to take any action necessary to prevent (A) any representation or warranty of Sellers contained in this Agreement or any related document from being untrue or inaccurate in any respect at, or as of any time prior to, the Closing Date or (B) Sellers from failing to consummate the transactions contemplated by this Agreement and any related documents; or

          (i) agree or commit to do any of the foregoing.

     4.2 Access to Assets and Information. From the date hereof until the Closing Date, Sellers will afford to Purchaser and its representatives reasonable access to the Assets and Employees and Sellers' books and records with respect thereto during normal business hours.

     4.3 Payment of Expenses. Each of Purchaser and Sellers shall bear its own expenses incurred in connection with the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel and accountants engaged by it, whether or not the Closing occurs.

     4.4 Further Assurances. From time to time after the Closing, each Party will execute and deliver such further instruments of conveyance and transfer and take such other action as the other Party may reasonably request in order more effectively to convey and transfer the Assets to Purchaser and to assist in completing the transactions contemplated by this Agreement.

     4.5 Taxes. Purchaser shall bear, pay, and indemnify Sellers against all applicable sales, transfer and/or use taxes, and any related penalties and interest, payable in connection with the transfer of the Assets to Purchaser as contemplated by this Agreement. Purchaser shall be responsible for remitting all such sales, transfer and/or use taxes to the appropriate governmental authorities except in cases where applicable Law dictates that Sellers have the requirement to bill and remit such taxes. All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Sellers and Purchaser based on the number of days of such taxable period which fall on or before the Closing Date (a "Pre-Closing Tax Period") and the number of days of such taxable period after the Closing Date (a "Post-Closing Tax Period"). Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

     4.6 Consents and Approvals; Commercially Reasonable Efforts. Sellers and Purchaser will use all commercially reasonable efforts to obtain all necessary consents and approvals of all persons and governmental authorities (including, without limitation, the consents and approvals set forth on Schedule 3.1(j)) to the consummation of the transactions contemplated by this Agreement and to fulfill all other applicable covenants and closing conditions. Each of Sellers and Purchaser will use its commercially reasonable efforts in good faith to take or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in
Article V are satisfied and to consummate and make effective the transactions contemplated by this Agreement as soon as practicable insofar as such matters are within its respective control.

     4.7 Employees.

          (a) On the Closing Date, Sellers shall terminate the employment of each individual who is an employee of Sellers on the Closing Date and whose name is listed on Schedule 4.7 (collectively, the "Employees") and shall not, and shall cause their affiliates not to, solicit for employment any Employees (subject to Section 4.12), and Purchaser shall make an offer of employment to each of the Employees at the same or higher level of compensation as was made available to such Employee by Sellers immediately prior to the Closing. Except as specifically provided herein nothing in this Agreement shall (x) prevent Purchaser from altering the terms, salary, wages or benefits after the Closing of any Employee who accepts such offer of employment (each, a "Hired Employee") or (y) create any obligation on the part of Purchaser to continue the employment of any Hired Employee for any definite period of time following the Closing. The Parties acknowledge that Sellers have heretofore disclosed to Purchaser the levels of compensation and employee benefits made available to the Employees by Sellers.

          (b) Purchaser further agrees that the Hired Employees shall be credited for their service with Sellers before the Closing Date for purposes of eligibility and vesting (but not for purposes of benefits accruals) in the employee plans provided by Purchaser on and after the Closing Date, including vacation, severance pay, 401(k), pension, medical, dental and disability plans. The Hired Employees' benefits under Purchaser's group health plans shall not be subject to any exclusions for any pre-existing conditions and no waiting periods shall be applicable with respect to the Hired Employees.

          (c) Purchaser agrees to provide severance benefits to any Hired Employee whose employment with Purchaser terminates within two years from the Closing and who would have been entitled to such benefits according to the terms of the Change in Control Severance Protection Plan II attached as Exhibit E (the "Severance Plan") had such Hired Employee been a "participant" in such plan at the time of such Hired Employee's termination. The severance benefits paid to any such terminated Hired Employee shall be at least equal to the benefits that such Hired Employee would have been entitled to receive under the Severance Plan had such Hired Employee been a "participant" in such plan at the time of such Hired Employee's termination. For purposes of determining the amount required to be paid, the affected Hired Employee's title shall be deemed to be the higher of the title which the Hired Employee held immediately prior to October 15, 2002 and the title which the Hired Employee held immediately prior to the Closing.

          (d) Sellers shall bear the entire cost and expense of all workers' compensation claims made by the Employees before, on or after the Closing Date relating to events or circumstances occurring on or prior to the Closing Date. Purchaser shall bear the entire cost and expense of all workers' compensation claims made by the Hired Employees on or after the Closing Date arising from events or circumstances occurring after the Closing Date.

          (e) Purchaser shall indemnify, defend and hold harmless Sellers and their Related Persons from and against all Claims with respect to the termination of a Hired Employee's employment after the Closing Date, except, other than as provided by Section 4.7(c), for Claims arising out of agreements, understandings or arrangements between a Hired Employee and a Seller or any of its affiliates.

          (f) Sellers shall not take any action or fail to take any action with respect to any employees of the Webcasting Business that shall give rise to any liability of Purchaser under the Workers Adjustment and Retraining Notification Act, or any similar state or local Law, rule or regulation.

     4.8 Public Announcements. Prior to the Closing, Sellers and Purchaser shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any press release or make any such public statement prior to obtaining the approval of the other Party; provided, however, that such approval shall not be required where such release or announcement is required by applicable Law.

     4.9 Confidentiality Agreement. The Nondisclosure Agreement, dated November 7, 2002, between Sellers and Purchaser (the "Confidentiality Agreement") shall remain in full force and effect following the execution of this Agreement until the Closing, unless terminated as described therein, and is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purposes.

     4.10 Confidentiality; Access to Information.

          (a) After the Closing, Sellers and their affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the Webcasting Business, except to the extent that such information can be shown to have been (i) in the public domain through no fault of Sellers or their affiliates or (iii) later lawfully acquired by Sellers from sources other than those related to its prior ownership of the Webcasting Business. The obligation of Sellers and their affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

          (b) On and after the Closing Date, Sellers will afford promptly to Purchaser and its agents reasonable access to its books of account, financial and other records (including, without limitation, accountants' work papers), information, employees and auditors to the extent necessary or useful for Purchaser in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Webcasting Business.

     4.11 Notices of Certain Events. Between the date hereof and the Closing Date, Sellers shall give prompt notice in writing to Purchaser of: (i) any information that indicates that, to the knowledge of Sellers, any of their representations or warranties contained herein was not true and correct as of the date hereof or will not be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date; (ii) the occurrence or non-occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure of any condition, covenant or agreement contained in this Agreement to be complied with or satisfied; (iii) any failure of any Party to comply with or satisfy any condition, covenant or agreement to be complied with or satisfied by it hereunder; (iv) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement; (v) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (vi) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Sellers or the Webcasting Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement. Notwithstanding the foregoing such notices shall not be deemed to cure, or relieve Sellers of any liability or obligation with respect to, any breach of or failure to satisfy any representation, warranty, covenant or condition under this Agreement.

     4.12 Noncompetition.

          (a) Sellers agree that for a period of eighteen (18) months from the Closing Date, neither it nor any of its subsidiaries, or the subsidiaries of WilTel Communications Group, Inc. shall: (i) engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, in any business that directly competes with the Webcasting Business in the United States (the "Restricted Territory"); (ii) directly or indirectly, solicit or attempt to solicit business or patronage of any person, partnership, or corporation or other business entity within the Restricted Territory, for the purpose of production and distribution of multi-media presentation materials using streaming media technology; provided however that providing network services to another person who competes with the Webcasting Business will not be considered a breach of this provision; or (iii) solicit for employment any Hired Employee.

          (b) If any provision contained in this Section 4.12 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 4.12, but this Section 4.12 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 4.12 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law. Sellers acknowledge that Purchaser would be irreparably harmed by any breach of this Section 4.12 and that there would be no adequate remedy at law or in damages to compensate Purchaser for any such breach. Sellers agree that Purchaser shall be entitled to injunctive relief requiring specific performance by Sellers of this Section 4.12, and Sellers consent to the entry thereof.

     4.13 Transition Assistance. From the date hereof, Sellers will not in any manner take or cause to be taken any action which is designed, intended or might reasonably be anticipated to have the effect of discouraging customers, clients, sponsors, suppliers, vendors, lessors and other associates of the Webcasting Business from maintaining the same business relationships with Purchaser after the date of this Agreement as were maintained with the Webcasting Business prior to the date of this Agreement.

     4.14 Nonassignable Contracts. Notwithstanding anything set forth herein to the contrary, no Contracts, properties, rights or other Assets shall be deemed sold, transferred or assigned to Purchaser pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Purchaser without the consent or approval of another party or governmental authority would be ineffective or would constitute a breach of contract or a violation of any Law or would in any other way materially and adversely affect the rights of Sellers (or Purchaser as transferee or assignee) and such consent or approval is not obtained on or prior to the Closing Date. In such case, to the extent possible: (i) the beneficial interest in or to such Contracts, properties or other Assets (collectively, the "Beneficial Rights") shall in any event pass as of the Closing Date to Purchaser pursuant to this Agreement and (ii) Purchaser shall assume or discharge the liabilities of Sellers under such Beneficial Rights (the "Retained Liabilities") as agent for Sellers, and Sellers shall act as Purchaser's agent in receipt of any benefits, rights or interests received from the Beneficial Rights and in discharging any Retained Liabilities. Purchaser and Sellers shall use reasonable efforts (and bear their respective costs) without payment of any fees, penalties or other amounts to any third party to obtain or secure consents or approvals for the contracts, properties, rights or other Assets that may be necessary to effect the legal and valid sale, transfer or assignment of Contracts, properties, rights or other Assets underlying the Beneficial Rights and Retained Liabilities. Purchaser and Sellers shall make or complete such transfers as soon as reasonably practicable and cooperate with each other in any other reasonable arrangement designed to provide for Purchaser the Beneficial Rights including enforcement at the cost and for the account of Purchaser of any and all rights of Sellers against the other party thereto, and to provide for the discharge by Purchaser of Retained Liability under such Contracts, properties or other Assets.

                                    ARTICLE V
                                   CONDITIONS

     5.1 Conditions to Obligation of Sellers. The obligation of Sellers to effect the Closing is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Sellers:

          (a) Representations and Warranties. The representations and warranties of Purchaser set forth in Sections 3.2 and 3.3 that are qualified as to materiality or Purchaser Material Adverse Effect shall be true and correct in all respects and that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of the date of this Agreement and the Closing Date.

          (b) Covenants and Agreements. Purchaser shall have performed all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

          (c) Compliance Certificate. Purchaser shall have delivered to Sellers a certificate, dated as of the Closing Date and signed by a duly authorized officer of Purchaser, to the effect that the conditions set forth in Sections 5.1(a) and (b) hereof have been satisfied.

     5.2 Conditions to Obligation of Purchaser. The obligation of Purchaser to effect the Closing is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Purchaser:

          (a) Representations and Warranties. The representations and warranties of Sellers set forth in Sections 3.1 and 3.3 that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of the date of this Agreement and the Closing Date.

          (b) Covenants and Agreements. Sellers shall have performed all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

          (c) Compliance Certificate. Sellers shall have delivered to Purchaser a certificate, dated as of the Closing Date and signed by a duly authorized officer of Sellers, to the effect that the conditions set forth in Sections 5.1(a) and (b) hereof have been satisfied.

          (d) Consents and Approvals. All consents and approvals referred to in
Schedule 5.2(d) shall have been obtained to the reasonable satisfaction of Purchaser.

          (e) Material Adverse Effect. Since October 31, 2002, there shall have been no event or development that has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

          (f) No Injunction or Litigation. No judgment or ruling shall have been rendered which has the effect of enjoining the consummation of the transactions contemplated by this Agreement. No suit, action, litigation or other proceeding shall have been instituted or threatened before any court or governmental agency for the purpose of enjoining or preventing the transactions contemplated by this Agreement or that question the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Purchaser materially or materially adversely affect the value of the Assets or the Webcasting Business if the transactions contemplated by this Agreement are consummated.

          (g) FIRPTA Affidavit and Clearance Certificates. Purchaser shall have received an affidavit from each Seller, sworn to under penalty of perjury, setting forth such Seller's name, address and federal tax identification number and stating that such Seller is not a "foreign person" within the meaning of
Section 1445 of the Code. Sellers shall also provide Purchaser with a clearance certificate or similar document(s) which may be required by any state taxing authority in order to relieve Purchaser of any obligation to withhold any portion of the purchase price hereunder.

                                   ARTICLE VI
                          INDEMNIFICATION AND SURVIVAL

     6.1 Indemnification. Each of the Sellers (jointly and severally) and Purchaser, as the case may be (each an "Indemnifying Party"), hereby agrees to indemnify, defend and hold harmless the other Party, and its directors, officers, managers, employees and controlled and controlling persons and entities (collectively, "Related Persons"), from and against any and all Claims (as hereinafter defined) asserted against, resulting to, imposed upon or incurred by such Party or such Party's Related Persons (each, an "Indemnified Person"), arising out of or resulting from: (a) the inaccuracy or breach of any representation or warranty of the Indemnifying Party contained in or made pursuant to this Agreement; (b) the breach of any covenant or agreement of the Indemnifying Party contained in or made pursuant to this Agreement or (c) with respect to Purchaser and its Related Persons, any Excluded Liabilities or, with respect to each Seller and its Related Persons, any Assumed Liabilities, as applicable. As used in this Article VI, the term "Claim" shall include: (x) all debts, liabilities and obligations, (y) all losses, diminutions in value, damages, costs and expenses, including pre- and post-judgment interest, penalties, court costs, expert witness fees and attorneys' fees and expenses, and (z) all demands, claims, actions, costs of investigation, causes of action, proceedings, arbitrations, judgments, settlements and assessments. Notwithstanding the foregoing: (i) an Indemnified Person shall not be entitled to seek indemnification under Section 6.1(a) for breach of any representation or warranty by the Indemnifying Party unless the aggregate amount of assessments, damages, fines, taxes, penalties, costs and expenses required to be paid pursuant to

Claims ("Losses") in respect of all such breaches of representations and warranties and pursuant to Section 6.4 exceeds Twenty-five Thousand Dollars ($25,000), at which point the Indemnifying Party shall be obligated to indemnify the Indemnified Person from and against all such Losses; and (ii) in no event shall an Indemnifying Party be liable under Section 6.1(a) in respect of breaches of representations or warranties for Losses and under Section 6.4 in excess of Two Million Dollars ($2,000,000), in the aggregate, except that such limitations in clause (i) and (ii) above shall not apply to any Unlimited Representation Claim (as hereafter defined).

     6.2 Defense of Third Party Claims. In the event any Claim is asserted against any Indemnified Person by a third party, the Indemnified Person shall with reasonable promptness notify the Indemnifying Party of such Claim; provided, however, that the failure of any Indemnified Person to give such notice shall not relieve any Indemnifying Party of its obligations under this
Article VI, except to the extent that such Indemnifying Party is actually materially prejudiced by such failure to give notice. In any such proceeding, following receipt of notice properly given, the Indemnifying Party shall be entitled, at its sole discretion, to assume the entire defense of such Claim (with counsel selected by it which is reasonably satisfactory to the Indemnified Person or Persons), and the Indemnifying Party shall bear the entire cost of defending such Claim. The Indemnifying Party shall not have the right to settle any such Claim without the written consent of the Indemnified Person or Persons. In the event of the assumption of the defense by the Indemnifying Party, the Indemnifying Party shall not be liable for any further legal expenses subsequently incurred by the Indemnified Persons in connection with such defense unless otherwise agreed to in writing by the Indemnifying Party; provided, however, the Indemnified Persons shall have the right to participate in such defense, at their own cost, and the obligation to cooperate therewith.

     6.3 Survival. The representations and warranties made in this Agreement shall survive (notwithstanding any investigation made at any time by or on behalf of a Party) for a period of one year after the Closing, except with respect to Claims asserted in writing prior to the end of such one-year period in which case such representation or warranty shall survive with respect to such Claim until the final resolution of any such Claim; provided, however, that, (a) the representations and warranties contained in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d)(i), 3.2(a), 3.2(b), 3.2(c) and 3.3 and Claims arising out of fraud or deceit (each, an "Unlimited Representation Claim") shall survive the Closing indefinitely and (b) the representations and warranties contained in Sections 3.1(k) and 3.1(l) shall survive the Closing until the expiration of any applicable statute of limitations periods plus 60 days, except with respect to Claims asserted in writing prior to the end of the applicable time period in which case such representation or warranty shall survive with respect to such Claim until the final resolution of any such Claim. The covenants and agreements made in this Agreement shall survive the Closing and continue to be applicable and binding thereafter until the expiration of applicable statute of limitations periods, except with respect to Claims asserted in writing prior to the end of the applicable time period in which case such covenant or agreement shall survive with respect to such Claim until the final resolution of any such Claim. The obligations of each Indemnifying Party to indemnify, defend and hold harmless an Indemnified Person pursuant to Section 6.1(c) shall survive the Closing without time limitation and shall not terminate at any time.


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

     6.4 Starguide Litigation. WCLLC agrees to indemnify, defend and hold harmless Purchaser and its Related Persons from and against any and all Claims asserted against, resulting to, imposed upon or incurred by Purchaser in connection with the litigation disclosed on Schedule 3.1(h) or any other litigation that Starguide (as defined in Schedule 3.1(h)) may bring against either Purchaser or Sellers relating directly to the infringement claims which are the subject of the litigation disclosed in section 3.1(h) (the "Covered Litigation"). The Parties agree to reasonably cooperate, at Sellers' expense, in the Covered Litigation; provided that Sellers will not consent to any settlement, compromise or discharge (including the consent to entry of judgment) of such litigation which would impact Purchaser's operation of the Webcasting Business or Purchaser's ability to use the Assets as they are used on the date hereof in the operation of the Webcasting Business without Purchaser's prior written consent (which consent shall not be unreasonably withheld).

                                   ARTICLE VII
                                   TERMINATION

     7.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing: (a) by mutual written consent of Purchaser and Sellers; or (b) by either Seller or Purchaser if: (i) the Closing has not occurred by February 14, 2003 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); or (ii) any governmental authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Closing and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party until such Party has used all commercially reasonable efforts to remove such injunction, order, decree or ruling).

     7.2 Effect of Termination. If this Agreement is terminated by either Seller or Purchaser pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void, and there shall be no further obligation under this Agreement on the part of any Party or its respective affiliates, directors, officers, or stockholders to any other Party, except pursuant to the provisions of Sections 4.3, 4.8 and 4.9, Article VII and Article VIII, which provisions shall remain in full force and effect in accordance with their terms; provided, however, that the termination of this Agreement shall not relieve any Party from any liability for damages incurred as a result of a breach by such Party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.

                                  ARTICLE VIII
                                  MISCELLANEOUS

     8.1 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of New York without giving effect to the principles of conflicts of law thereof.


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

     8.2 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     8.3 Assignment; Binding Effect; Third Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided that without such consent Purchaser may assign its rights and obligations hereunder to any of its direct or indirect subsidiaries, in which event such assignee shall be substituted for Purchaser for purposes of this Agreement to the extent appropriate, but without affecting any liability of Purchaser hereunder who shall otherwise remain primarily liable hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, other than the Parties and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     8.4 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and any documents referred to therein) and the Services Agreements constitutes the entire agreement between the Parties, and supersedes all prior understandings, agreements (other than the Confidentiality Agreement), arrangements and representations between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

     8.5 Notices. All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be in writing and shall be sent by: (a) personal delivery (effective upon delivery); (b) facsimile (effective on the next day after transmission); or (c) registered or certified mail, return receipt requested and postage prepaid (effective on the third day after being so mailed), in each case addressed to the intended recipient as set forth below:

          If to Purchaser:

               Video Network Communications, Inc.
               c/o Moneyline/Telerate
               233 Broadway
               New York, NY  10279
               Attention: Adam Ableman
               Facsimile: (212) 553-2290

          If to Sellers:

               Williams Communications, LLC
               One Technology Center
               Tulsa, OK 74103
               Attention: Candice Cheeseman, General Counsel
               Facsimile: (918) 547-2360

Either Party may change its addresses for receiving notices by giving written notice of such change to the other Party in accordance with this Section 8.5.

     8.6 Litigation Costs. If any Party should hereafter institute litigation against any other Party alleging that such other Party has breached this Agreement or any instrument delivered pursuant hereto, the nonprevailing Party (whether plaintiff or defendant) in such action shall reimburse the prevailing Party for the prevailing Party's reasonable attorneys' fees, witness fees, court costs and all other costs in connection with such litigation.

     8.7 Amendments and Waivers. This Agreement may be amended, and rights hereunder may be waived, only by a written instrument signed by the Party to be charged with such amendment or waiver.

     8.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     8.9 References and Interpretation. All references in this Agreement to Schedules, Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Schedules, Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. Schedules and Exhibits to this Agreement are attached hereto and by this reference incorporated herein for all purposes. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section" and "this subsection," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means including without limitation. Words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The Parties acknowledge that the Parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. Information set forth in each Schedule specifically refers to the section of this Agreement to which such information is responsive, and no disclosure made in any particular Schedule shall be deemed made in any other Schedule unless expressly made therein (by cross-reference or otherwise) or unless, and only to the extent that, it is reasonably apparent from the disclosure that such disclosure contains information which also modifies another representation and warranty therein. Any capitalized terms used in any Schedule, but not otherwise defined therein, shall have the meanings as defined in this Agreement.


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

     8.10 Bulk Sales. The Parties do not contemplate sending notices that may be provided for under any so-called bulk transfer Laws (the "Bulk Transfer Laws") of any jurisdiction in connection with the sale of Assets. Except as provided in
Section 4.5, Sellers agree to indemnify Purchaser against all liability, damage or expense which Purchaser incurs due to the failure to send notices pursuant to any Bulk Transfer Laws.

     8.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     8.12 Knowledge. For purposes of this Agreement, "knowledge" of Sellers shall mean the actual knowledge, after due inquiry, of the following: David Young, Nick Balletta, Jim Dutton, Craig McElwain.

     8.13 Specific Performance. Sellers hereby acknowledge and agrees that money damages would not be adequate compensation for the damages that Purchaser would suffer by reason of a breach of this Agreement by Sellers or a failure of Sellers to perform any of its obligations under this Agreement and hereby waives any defense that a remedy at law would be adequate in any action for specific performance. Therefore, Sellers hereby agree that in addition to and without limiting any other remedy or right Purchaser may have, Purchaser shall have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

           [The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

"Purchaser"                                  "Sellers"

Video Network Communications, Inc.           Williams Communications, LLC


By: /s/ Alex Russo                     By: /s/ David L. Young
    ---------------------------            ------------------------------------
Name:  Alex Russo                              Name:  David L. Young
Title: Director and Attorney-in-Fact           Title: Vice President & GM, Vyvx


                                               Williams Communications
                                               Procurement, LP

                                               By: /s/ Ken Kinnear
                                                 -----------------------------
                                               Name:  Ken Kinnear
                                               Title: Vice President

                           (Asset Purchase Agreement)